Exhibit (a)(1)(C)

KALA PHARMACEUTICALS, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR RESTRICTED STOCK UNITS

ELECTION FORM

THE OFFER EXPIRES AT 11:59 P.M., EASTERN TIME, ON May 30, 2023,
UNLESS THE OFFER IS EXTENDED

Before completing and signing this election form, please make sure you received, read and understand the documents that comprise this offer to exchange certain outstanding options for restricted stock units (the “Option Exchange Program”), including (1) the Offer to Exchange Certain Outstanding Options for Restricted Stock Units (referred to as the “Offering Memorandum”); (2) the launch email, dated May 1, 2023, announcing this Option Exchange Program; and (3) this election form, together with its instructions, all of which are attached as exhibits to the Tender Offer Statement on Schedule TO filed by Kala Pharmaceuticals, Inc. with the U.S. Securities and Exchange Commission on May 1, 2023 (together, the “Offer Documents”). The Option Exchange Program is subject to the terms of these Offer Documents, as they may be amended. The Option Exchange Program provides eligible participants the opportunity to exchange eligible options for an equal number of restricted stock units (“RSUs”) with a different vesting schedule as set forth in Section 9 of the Offering Memorandum. This Option Exchange Program expires at 11:59 p.m., Eastern Time, on May 30, 2023 (the “expiration date”), unless extended. All capitalized terms used in this election form but not defined herein shall have the meanings given in the Offer Documents. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

In accordance with the terms outlined in the Offer Documents, if you elect to exchange your Eligible Options (as defined below), the number of RSUs you receive will depend on the number of Eligible Options that you elect to exchange pursuant to the Option Exchange Program, as described in Section 2 of the Offering Memorandum. If you participate in this Option Exchange Program, you may exchange Eligible Options granted to you by KALA that remain outstanding and unexercised by the expiration date of the Option Exchange Program, currently expected to be May 30, 2023. None of the RSUs will be vested on the date of the grant. For Eligible Options that are vested prior to the exchange, the newly awarded RSUs will vest over two years, with 50% of the RSUs vesting on the first anniversary of the date of the grant, and 50% vesting on the second anniversary of the date of the grant. Unvested Eligible Options exchanged for RSUs will be subject to a revised vesting schedule whereby no such RSUs will vest until the second anniversary of the date of the grant, at which time a number of RSUs will vest that is equal to the unvested Eligible Options that would have vested during such two-year period, and the remaining RSUs will vest on the original vesting schedule of the unvested Eligible Options, provided that the applicable vesting schedule will vest in annual installments rather than monthly installments. If you do not remain an employee of KALA or its subsidiaries through the date your RSUs vest, you will not receive the shares subject to the RSUs. Instead, your RSUs will expire immediately upon your termination.

“Eligible Options” refers to vested or unvested options to purchase shares of the Company’s common stock under the 2009 Employee, Director and Consultant Equity Incentive Plan (the “2009 Plan”), the Company’s 2017 Equity Incentive Plan (the “2017 Plan”), and inducement awards granted to certain newly hired employees in accordance with Nasdaq Listing Rule 5635(c)(4) (“inducement awards”).

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OPTION EXCHANGE PROGRAM AS SET FORTH IN THE OFFER DOCUMENTS. Please be sure to follow the instructions, which follow.

To participate in the Option Exchange Program, you must complete and submit your election form via DocuSign by 11:59 p.m., Eastern Time, on May 30, 2023 (unless we extend the Option Exchange Program). Only responses that are properly completed, signed and actually received via DocuSign by KALA prior to the deadline will be accepted. Responses submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

If you make no election, or do not return this election form before this Option Exchange Program expires, you will retain your Eligible Options, subject to their original terms, and no Replacement RSUs will be granted to you.

Please submit your initial acceptance and/or rejection by completing this election form, which once submitted will automatically be forwarded to KALA, so that we receive it before 11:59 p.m., Eastern Time, on May 30, 2023 (or such later date as may apply if the Option Exchange Program is extended).

If you choose to subsequently withdraw from the Option Exchange Program and revoke your prior election to tender your Eligible Options, please deliver the properly completed and signed Notice of Withdrawal of election form to KALA via email (by PDF or similar imaged document file) to: optionexchange@kalarx.com. The Notice of Withdrawal of election form was previously provided to you by email and is attached as an exhibit to the Offer Documents.

If you change your mind after you have submitted an election form (e.g., choose to withdraw from the Option Exchange Program but subsequently decide to participate in the Option Exchange Program), DocuSign will no longer be available for your subsequent election and you will be required to deliver a new properly completed and signed election form to KALA via email (by PDF or similar imaged document file) to: optionexchange@kalarx.com. A copy of the election form was previously provided to you by email and is attached as an exhibit to the Offer Documents. See the Instructions to election form attached to this election form for additional information.

You may elect to exchange additional eligible option grants, fewer eligible option grants, all of your eligible option grants or none of your eligible option grants. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration of the Option Exchange Program.

Please check the appropriate box:

☐  Yes, I wish to participate in the Option Exchange Program as to ALL of my eligible option grants.

All of my eligible options will be cancelled irrevocably on the cancellation date, currently expected to be May 30, 2023.

☐ Yes, I wish to participate in the Option Exchange Program as to my eligible option grants listed below (please list):

(Previously submitted election forms, if any, will be disregarded upon submitting a new, properly completed election form. As a result, any new election form must indicate all eligible option grants you wish to exchange in the Option Exchange Program.)

Option Grant Number	Grant Date

My eligible option grants that are specifically listed above will be cancelled irrevocably on the cancellation date, currently expected to be May 30, 2023.

OR

☐ No, I wish to REJECT the offer with respect to all of my eligible option grants.

If I previously have accepted the offer with respect to some or all of my eligible options, this will act as a withdrawal of that acceptance and I will not participate in the Option Exchange Program.

I understand that this election form will replace in its entirety any election I previously submitted.

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SUBMIT THIS ELECTION FORM NO LATER THAN 11:59 P.M., EASTERN TIME,
ON MAY 30, 2023 (UNLESS THE OFFER IS EXTENDED).

Election Terms & Conditions

1.            I agree that my decision to accept or reject the Option Exchange Program with respect to some or all of my eligible option grants is entirely voluntary and is subject to the terms and conditions of the Offering Memorandum and the Offer Documents.

2.            I understand that I may change my election at any time by completing and submitting a new election form no later than 11:59 p.m., Eastern Time, on May 30, 2023 (unless the Option Exchange Program is extended), and that any election form submitted and/or received after such time will be void and of no further force and effect.

3.            If my employment or other service with KALA or its subsidiaries terminates before the Option Exchange Program expires, I understand that my exchange election will be cancelled and I will not receive the new RSU grant. I understand that, if this occurs, no changes will be made to the terms of my current stock options and such stock options will be treated as if I had declined to participate in the Option Exchange Program.

4.            I understand and agree that if my employment with KALA or any of its subsidiaries ends for any reason (whether or not in breach of local labor laws) after I receive the new RSU grant, my exchange election will have been processed and my new RSU grant will have the applicable terms and conditions, including the vesting requirements and schedule, as described in the Offering Memorandum. I further understand and agree that if I leave KALA prior to the vesting of RSUs, my RSUs will be forfeited.

5.            I agree that decisions with respect to future grants under any KALA equity compensation plan will be at the sole discretion of KALA.

6.            I agree that: (i) the Option Exchange Program is discretionary in nature and may be suspended or terminated by KALA, in accordance with the terms set forth in the Offer Documents, at any time prior to the expiration of the Option Exchange Program; (ii) KALA may, at its discretion, refuse to accept my election to participate; and (iii) the Option Exchange Program is a one-time offer that does not create any contractual or other right to receive future offers, options or benefits in lieu of offers.

7.            I agree that: (i) the value of any RSUs and participation in the Option Exchange Program made pursuant to the Option Exchange Program is an extraordinary item of income which is outside the scope of my employment contract or other service contract, if any; (ii) the value of any RSUs granted pursuant to the Option Exchange Program is not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for KALA, any subsidiary or affiliate of KALA or my current employer or entity with which I am engaged to provide services.

8.            Neither my participation in the Option Exchange Program nor this election will be construed so as to grant me any right to remain in the employ of KALA or any of its subsidiaries and will not interfere with the ability of my current employer, or applicable entity with which I am engaged to provide services, to terminate my employment or other service relationship at any time with or without cause (subject to the terms of my employment contract or other service contract, if any).

9.            Neither my participation in the Option Exchange Program nor this election will be interpreted to form an employment or service contract or relationship with KALA or any subsidiary or affiliate of KALA.

10.          I understand that the future value of the shares of KALA’s common stock underlying the RSUs is unknown and cannot be predicted with certainty.

11.          I acknowledge and agree that none of KALA or a subsidiary or affiliate of KALA, or any of their respective employees or agents, has made any recommendation to me as to whether or not I should accept the offer to exchange my eligible options and that I am not relying on any information or representation made by any such person in accepting or rejecting the offer, other than any information contained in the Offer Documents.

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12.          I agree that participation in the Option Exchange Program is governed by the terms and conditions set forth in the Offer Documents and this election form. I acknowledge that I have received the Offer Documents and have been afforded the opportunity to consult with my own investment, legal and/or tax advisers before making this election and that I have knowingly accepted or rejected the offer. I agree that any and all decisions or interpretations of KALA upon any questions relating to the Option Exchange Program and this election form will be given the maximum deference permitted by law.

13.          I agree that the terms of the RSUs, if any, that I receive pursuant to the Option Exchange Program will be subject to the terms and conditions of the applicable RSU agreement, including any or all federal, state and local income tax, social insurance and social security liabilities or premium, payroll tax or other tax-related withholding.

14.          I understand and agree that the Option Exchange Program and the RSUs granted pursuant to the Option Exchange Program are governed by the laws of the State of Delaware.

15.          I may receive certain future confirmation letters or other communications from KALA in connection with the Option Exchange Program, including a communication confirming that KALA has received the election form and whether KALA ultimately accepts or rejects this election form. If I do not receive a confirmation from KALA, I understand that it is my responsibility to ensure that my election form has been received no later than 11:59 p.m., Eastern Time, on May 30, 2023. I understand that only responses that are properly completed, signed (electronically or otherwise), dated and actually received by KALA by the deadline will be accepted.

(Election and Signature are Required)

☐  I acknowledge and agree with the terms and conditions stated above and as set forth in the Offer Documents comprising this Option Exchange Program.

Employee Signature	Date

Employee Name (Please Print)	Employee Email Address

[Signature Page to the Election Form]

Instructions to election form

1.	EXPIRATION TIME. The Exchange Offer and any rights to tender or to withdraw a tender of Eligible Options expire at 11:59 p.m., Eastern Time, on May 30, 2023. If we extend the Offer, you may withdraw your Eligible Option grants at any time until the extended expiration date. In addition, although we intend to accept all validly tendered options promptly after the expiration of the Offer, due to certain requirements under U.S. securities laws, if we have not accepted your options by 11:59 p.m., Eastern Time, on June 28, 2023 (which is the 40th U.S. business day following the commencement of the Offer), you may withdraw your options at any time thereafter but prior to our acceptance.

2.	DELIVERY OF ELECTION FORM. If you intend to tender Eligible Options, under the Option Exchange Program, a signed copy of the election form must be received by KALA before 11:59 p.m., Eastern Time, on May 30, 2023 (or such later date as may apply if the Option Exchange Program is extended) by the following means:

•	For the initial election, via DocuSign (sent by KALA to you); and

•	For subsequent withdrawals and elections, via email (by PDF or similar imaged document file) to: optionexchange@kalarx.com.

Your election form will be effective only upon receipt by us. You are responsible for completing the DocuSign process for your initial election and making sure that the election form for any subsequent elections is delivered to the electronic mail address indicated above. You must allow for sufficient time to complete and deliver the election form to ensure that we receive your election form on time.

You are not required to tender any of your Eligible Options for exchange. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange and grant you Replacement RSUs.

3.	WITHDRAWAL OF ELECTION. Tenders of Eligible Options made under the Option Exchange Program may be withdrawn at any time before 11:59 p.m., Eastern Time, on May 30, 2023, unless we extend the expiration date, in which case withdrawals must be received before such later expiration date and time.

To withdraw tendered Eligible Options, you must deliver a properly completed and signed Notice of Withdrawal via email (by PDF or similar imaged document file) to: optionexchange@kalarx.com.

If you wish to rescind a withdrawal election, you must resubmit your election form before the expiration date by following the procedures described in Instruction 2 above and submitting your election form by email.

4.	SIGNATURES. Your initial election must be completed via DocuSign as described above. For subsequent elections and withdrawals, please sign and date the election form. Except as described in the following sentence, this election form must be signed by the Eligible Holder who holds the Eligible Options to be tendered using the same name for such Eligible Holder as appears on the applicable stock option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the election form.

5.	REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance regarding the Option Exchange Program (including requests for additional or hard copies of the Offer Documents or the election form) should be directed via email to optionexchange@kalarx.com.

6.	IRREGULARITIES. We will determine all questions as to the number of shares subject to Eligible Options tendered and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Eligible Options for exchange. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. We may reject any or all tenders of Eligible Options for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We may waive any defect or irregularity in any tender with respect to any particular Eligible Options or any particular Eligible Holder before the expiration date. No Eligible Options will be accepted for exchange until the Eligible Holder exchanging the Eligible Options has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the expiration date. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Options.

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7.	ALTERNATIVE, CONDITIONAL OR CONTINGENT OFFERS. We will not accept any alternative, conditional or contingent tenders.

8.	IMPORTANT TAX INFORMATION. You should refer to Section 14 of the Offering Memorandum included in the Offer Documents, which contains important U.S. and foreign tax information. We encourage you to consult with your own financial and tax advisors if you have questions about your financial or tax situation.

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